Exhibit 99.1

Palomar Holdings, Inc. Reports Fourth Quarter & Full Year 2020 Results

LA JOLLA, Calif., Feb. 24, 2021 (GLOBE NEWSWIRE) — Palomar Holdings, Inc. (NASDAQ:PLMR) (“Palomar” or “Company”) reported a net loss of $1.8 million, or $0.07 per diluted share, for the fourth quarter of 2020 compared to net income of $10.9 million, or $0.45 per diluted share, for the fourth quarter of 2019.

Fourth Quarter 2020 Highlights

●	Gross written premiums increased by 31.0% to $96.1 million compared to $73.3 million in the fourth quarter of 2019
●	Net loss of $1.8 million, or $0.07 per diluted share, compared to net income of $10.9 million, or $0.45 per diluted share, in the fourth quarter of 2019
●	Total loss ratio of 44.2% compared to 7.1% in the fourth quarter of 2019
●	Catastrophe loss ratio(1) of 37.2% compared to zero in the fourth quarter of 2019
●	Combined ratio of 112.8% compared to 63.1% in the fourth quarter of 2019
●	Adjusted combined ratio excluding catastrophe losses(1) of 73.8%, compared to 60.7% in the fourth quarter of 2019
●	Annualized return on equity of (2.0)%, compared to 20.4% in the fourth quarter of 2019

Full Year 2020 Highlights

●	Gross written premiums increased by 40.6% to $354.4 million compared to $252.0 million in 2019
●	Net income of $6.3 million, compared to $10.6 million in 2019
●	Adjusted net income(1) of $8.9 million, compared to $37.9 million in 2019
●	Total loss ratio of 41.3%, compared to 5.6% in 2019
●	Catastrophe loss ratio(1) of 32.9% compared to zero in 2019
●	Combined ratio of 102.5%, compared to 91.3% in 2019
●	Adjusted combined ratio excluding catastrophe losses(1) of 67.5%, compared to 63.3% in 2019
●	Return on equity of 2.1%, compared to 6.7% in 2019
●	Adjusted return on equity(1) of 3.0%, compared to 24.1% in 2019

(1)See discussion of “Non-GAAP and Key Performance Indicators” below.

“I am inspired by the efforts of our team to grow and evolve our business during the past year,” commented Mac Armstrong, Chairman and Chief Executive Officer. “We launched new products and a new insurance carrier, entered into new geographies, made key additions to our team, and continued our pursuit of the Company’s strategic vision all while navigating circumstances that few of us could have anticipated. Our newly launched E&S carrier, Palomar Excess and Surplus Insurance Company, or PESIC, represents an exciting progression in our evolution.  PESIC enables us to extend the breadth and reach of our product suite and was a key contributor to the 95% year on year growth in our commercial lines gross written premiums for the full year. Overall, we grew gross written premiums by 31.0% in the fourth quarter and 40.6% for the full year while maintaining profitability in the face of an historic wind season.”

Mr. Armstrong shared, “We are committed to applying data and lessons learned to the continuous improvement of our business. During this past year we modified our approach to and participation in specific wind-exposed markets upon review of potential risk-adjusted returns, catastrophe payback and prevailing market conditions. We also made additional refinements to our risk transfer strategy. The combination of these efforts will not only reduce volatility but also further enhance visibility into our financial results. Finally, we continued investing in our technology and our team as we position Palomar for near and long-term success.”

Mr. Armstrong further offered, “Separately, I would like to address the severe weather activity throughout the country this past week, specifically Winter Storm Uri in Texas where Palomar has a considerable market presence. I want to tell our policyholders in Texas that our thoughts are with them, we stand ready to support them and we are here to help them rebound. Palomar has substantial resources in place to support both residential and commercial policyholders in Texas, including comprehensive reinsurance coverage on both an excess of loss and quota share basis. Both our commercial and residential quota shares will apply to this event from the first dollar of loss, and as such we do not expect to incur material losses from the storm.”

Underwriting Results

Gross written premiums increased 31.0% to $96.1 million compared to $73.3 million in the fourth quarter of 2019, while net earned premiums increased 25.6% compared to the prior year’s fourth quarter. Losses and loss adjustment expenses for the fourth quarter were $17.2 million including $14.5 million of catastrophe losses and $2.7 million of non-catastrophe attritional losses. The loss ratio for the quarter was 44.2%, comprised of a catastrophe loss ratio of 37.2%(1) and an attritional loss ratio of 7.0%, compared to a loss ratio of 7.1% during the same period last year comprised entirely of attritional losses. The fourth quarter losses include $0.1 million of favorable prior year development. In addition to catastrophe losses, the Company’s fourth quarter 2020 results were impacted by a reinsurance expense acceleration charge of $4.1 million and reinstatement premium of $0.8 million on backup reinsurance purchased. Underwriting loss(1) was $5.0 million resulting in a combined ratio of 112.8% compared to underwriting income of $11.4 million and a combined ratio of 63.1% during the same period last year. The fourth quarter of 2020 results include certain expenses related to stock-based compensation and catastrophe losses. The fourth quarter of 2019 results include certain expenses related to the Company’s stock offering and stock-based compensation. Without these items, the Company’s adjusted combined ratio excluding catastrophe losses(1) was 73.8% in the fourth quarter compared to 60.7% during the same period last year.  This increase was significantly due to the reinsurance acceleration charge and reinstatement premium incurred in the fourth quarter of 2020.

Investment Results

Net investment income increased by 29.0% to $2.3 million compared to $1.8 million in the prior year’s fourth quarter. The year over year increase was primarily due to a higher average balance of investments held during the three months ended December 31, 2020 due to cash generated from operations as well as proceeds from the Company’s January and June 2020 stock offerings, offset by lower yields on invested assets. Funds are generally invested conservatively in high quality securities, including government agency, asset and mortgage-backed securities, municipal and corporate bonds with an average credit quality of "A2/A". The weighted average duration of the fixed-maturity investment portfolio, including cash equivalents, was 3.96 years at December 31, 2020. Cash and invested assets totaled $456.1 million at December 31, 2020. During the fourth quarter, the Company recognized realized and unrealized gains of $245 thousand related to its investment portfolio as compared to a $1.2 million gain in last year’s fourth quarter.

Tax Rate

The effective tax rate for the three months ended December 31, 2020 was 23.1% compared to 24.6% for the three months ended December 31, 2019. For the current quarter, the Company’s income tax rate differed from the statutory rate due to the tax impact of the permanent component of employee stock option exercises. The 2019 fourth quarter tax rate includes an adjustment from prior periods of $0.4 million, or approximately 3 points of the effective tax rate for the fourth quarter.

Stockholders’ Equity and Returns

Stockholders' equity was $363.7 million at December 31, 2020, compared to $218.6 million at December 31, 2019. For the three months ended December 31, 2020, the Company’s annualized return on equity was (2.0%) compared to 20.4% for the same period last year.

Full Year 2021 Outlook

For the full year 2021, the Company expects to achieve adjusted net income of $62 million to $67 million. This adjusted net income guidance considers the impact of Winter Storm Uri in Texas.

Conference Call

As previously announced, Palomar will host a conference call February 25, 2021, to discuss its fourth quarter and full year 2020 results at 12:00 p.m. (Eastern Time). The conference call can be accessed by dialing 1-877-423-9813 (domestic) or 1-201-689-8573 (international) and asking for the Palomar Fourth Quarter and Full Year 2020 Earnings Call. A telephonic replay will be available approximately two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers 1-412-317-6671 and providing the access code 13716031. The telephonic replay will be available until 11:59 pm (Eastern Time) on March 4, 2021.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of the Company’s website at http://ir.palomarspecialty.com/.  The online replay will remain available for a limited time beginning immediately following the call.

About Palomar Holdings, Inc.

Palomar Holdings, Inc. is the holding company of subsidiaries Palomar Specialty Insurance Company, Palomar Specialty Reinsurance Company Bermuda Ltd., Palomar Insurance Agency, Inc. and Palomar Excess and Surplus Insurance Company. Palomar is an innovative insurer that focuses on the provision of specialty insurance for residential and commercial clients. Palomar’s underwriting and analytical expertise allow it to concentrate on certain markets that it believes are underserved by other insurance companies, such as the markets for earthquake, hurricane and flood insurance. Palomar’s principal insurance subsidiary, Palomar Specialty Insurance Company, is an admitted carrier in 32 states and has an A.M. Best financial strength rating of “A-” (Excellent).

Follow Palomar on Facebook, LinkedIn and Twitter: @PLMRInsurance

Non-GAAP and Key Performance Indicators

Palomar discusses certain key performance indicators, described below, which provide useful information about the Company’s business and the operational factors underlying the Company’s financial performance.

Underwriting revenue is a non-GAAP financial measure defined as total revenue, excluding net investment income and net realized and unrealized gains and losses on investments. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of total revenue calculated in accordance with GAAP to underwriting revenue.

Underwriting income (loss) is a non-GAAP financial measure defined as income before income taxes excluding net investment income, net realized and unrealized gains and losses on investments and interest expense. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of income before income taxes calculated in accordance with GAAP to underwriting income (loss).

Adjusted net income (loss) is a non-GAAP financial measure defined as net income excluding the impact of certain items that may not be indicative of underlying business trends, operating results, or future outlook, net of tax impact. Palomar calculates the tax impact only on adjustments which would be included in calculating the Company’s income tax expense using the estimated tax rate at which the company received a deduction for these adjustments. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of net income (loss) calculated in accordance with GAAP to adjusted net income (loss).

Return on equity is net income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period.

Adjusted return on equity is a non-GAAP financial measure defined as adjusted net income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of return on equity calculated using unadjusted GAAP numbers to adjusted return on equity.

Loss ratio, expressed as a percentage, is the ratio of losses and loss adjustment expenses, to net earned premiums.

Expense ratio, expressed as a percentage, is the ratio of acquisition and other underwriting expenses, net of commission and other income to net earned premiums.

Combined ratio is defined as the sum of the loss ratio and the expense ratio. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Adjusted combined ratio is a non-GAAP financial measure defined as the sum of the loss ratio and the expense ratio calculated excluding the impact of certain items that may not be indicative of underlying business trends, operating results, or future outlook. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of combined ratio calculated using unadjusted GAAP numbers to adjusted combined ratio.

Diluted adjusted earnings per share is a non-GAAP financial measure defined as adjusted net income (loss) divided by the weighted-average common shares outstanding for the period, reflecting the dilution which could occur if equity-based awards are converted into common share equivalents as calculated using the treasury stock method. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of diluted earnings per share calculated in accordance with GAAP to diluted adjusted earnings per share.

Catastrophe loss ratio is a non-GAAP financial measure defined as the ratio of catastrophe losses to net earned premiums. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of loss ratio calculated using unadjusted GAAP numbers to catastrophe loss ratio.

Adjusted combined ratio excluding catastrophe losses is a non-GAAP financial measure defined as adjusted combined ratio excluding the impact of catastrophe losses.  See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of combined ratio calculated using unadjusted GAAP numbers to adjusted combined ratio excluding catastrophe losses.

Tangible stockholders’ equity is a non-GAAP financial measure defined as stockholders’ equity less intangible assets. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of stockholders’ equity calculated in accordance with GAAP to tangible stockholders’ equity.

Safe Harbor Statement

Palomar cautions you that statements contained in this press release may regard matters that are not historical facts but are forward-looking statements. These statements are based on the company’s current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by Palomar that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in the Company’s business. The forward-looking statements are typically, but not always, identified through use of the words "believe," "expect," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including unexpected expenditures and costs, unexpected results or delays in development and regulatory review, regulatory approval requirements, the frequency and severity of adverse events and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact

Media Inquiries

Sarah Flocken

1-240-630-0316

sarah@conwaymarketinggroup.com

Investor Relations

Shannon Devine

1-619-771-1743

investors@plmr.com

Source: Palomar Holdings, Inc.

Summary of Operating Results

The following table summarizes the Company’s results for the three months ended December 31, 2020 and 2019:

	Three months ended
	December 31,			Percent
	2020	2019	Change	Change

	($ in thousands, except per share data)
Gross written premiums	$96,092	$73,342	$22,750	31.0%
Ceded written premiums	(53,839)	(29,535)	(24,304)	82.3%
Net written premiums	42,253	43,807	(1,554)	(3.5)%
Net earned premiums	38,922	30,988	7,934	25.6%
Commission and other income	803	654	149	22.8%
Total underwriting revenue (1)	39,725	31,642	8,083	25.5%
Losses and loss adjustment expenses	17,214	2,195	15,019	684.2%
Acquisition expenses	18,131	11,070	7,061	63.8%
Other underwriting expenses	9,356	6,943	2,413	34.8%
Underwriting income (loss) (1)	(4,976)	11,434	(16,410)	(143.5)%
Net investment income	2,325	1,803	522	29.0%
Net realized and unrealized gains on investments	245	1,178	(933)	(79.2)%
Income (loss) before income taxes	(2,406)	14,415	(16,821)	(116.7)%
Income tax expense (benefit)	(557)	3,535	(4,092)	NM
Net income (loss)	$(1,849)	$10,880	$(12,729)	(117.0)%
Adjustments:
Expenses associated with secondary offerings	—	307	(307)	NM
Stock-based compensation expense	710	426	284	66.7
Tax impact	(130)	(155)	25	NM
Adjusted net income (loss) (1)	$(1,269)	$11,458	$(12,727)	(111.1)%
Key Financial and Operating Metrics
Annualized return on equity	(2.0)%	20.4%
Annualized adjusted return on equity (1)	(1.4)%	21.5%
Loss ratio	44.2%	7.1%
Expense ratio	68.6%	56.0%
Combined ratio	112.8%	63.1%
Adjusted combined ratio (1)	111.0%	60.7%
Diluted earnings (loss) per share	$(0.07)	$0.45
Diluted adjusted earnings (loss) per share (1)	$(0.05)	$0.48
Catastrophe losses	$14,474	$—
Catastrophe loss ratio (1)	37.2%	—%
Adjusted combined ratio excluding catastrophe losses (1)	73.8%	60.7%
NM-Not Meaningful

(1)	Indicates non-GAAP financial measure; see “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of the non-GAAP financial measures to their most directly comparable financial measures prepared in accordance with GAAP.

The following table summarizes the Company’s results for the years ended December 31, 2020 and 2019:

	Year ended
	December 31,			Percent
	2020	2019	Change	Change

	($ in thousands, except per share data)
Gross written premiums	$354,360	$251,961	$102,399	40.6%
Ceded written premiums	(155,102)	(108,332)	(46,770)	43.2%
Net written premiums	199,258	143,629	55,629	38.7%
Net earned premiums	155,068	100,207	54,861	54.7%
Commission and other income	3,295	2,671	624	23.4%
Total underwriting revenue (1)	158,363	102,878	55,485	53.9%
Losses and loss adjustment expenses	64,115	5,593	58,522	1,046.3%
Acquisition expenses	64,041	37,259	26,782	71.9%
Other underwriting expenses	34,084	51,299	(17,215)	(33.6)%
Underwriting income (loss) (1)	(3,877)	8,727	(12,604)	(144.4)%
Interest expense	—	(1,068)	1,068	(100.0)%
Net investment income	8,612	5,975	2,637	44.1%
Net realized and unrealized gains on investments	1,488	4,443	(2,955)	(66.5)%
Income before income taxes	6,223	18,077	(11,854)	(65.6)%
Income tax expense (benefit)	(34)	7,456	(7,490)	NM
Net income	$6,257	$10,621	$(4,364)	(41.1)%
Adjustments:
Expenses associated with IPO, tax restructuring, secondary offerings, and one time incentive cash bonuses	708	3,007	(2,299)	NM
Stock-based compensation expense	2,167	24,103	(21,936)	NM
Expenses associated with retirement of debt	—	1,297	(1,297)	NM
Expenses associated with catastrophe bond	399	—	399	NM
Tax impact	(664)	(1,149)	485	NM
Adjusted net income (1)	$8,867	$37,879	$(29,012)	(76.6)%
Key Financial and Operating Metrics
Return on equity	2.1%	6.7%
Adjusted return on equity (1)	3.0%	24.1%
Loss ratio	41.3%	5.6%
Expense ratio	61.2%	85.7%
Combined ratio	102.5%	91.3%
Adjusted combined ratio (1)	100.4%	63.3%
Diluted earnings per share	$0.24	$0.49
Diluted adjusted earnings per share (1)	$0.35	$1.73
Catastrophe losses	$50,986	$—
Catastrophe loss ratio (1)	32.9%	—%
Adjusted combined ratio excluding catastrophe losses (1)	67.5%	63.3%
NM-Not Meaningful

(1)	Indicates non-GAAP financial measure; see “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of the non-GAAP financial measures to their most directly comparable financial measures prepared in accordance with GAAP.

Condensed Consolidated Balance sheets

Palomar Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (unaudited)

(in thousands, except shares and par value data)

	December 31,	December 31,
	2020	2019
Assets
Investments:
Fixed maturity securities available for sale, at fair value (amortized cost: $381,279 in 2020; $211,278 in 2019)	$397,987	$217,151
Equity securities, at fair value (cost: $22,291 in 2020; $21,336 in 2019)	24,322	22,328
Total investments	422,309	239,479
Cash and cash equivalents	33,538	33,119
Restricted cash	248	230
Accrued investment income	2,545	1,386
Premium receivable	48,842	36,237
Deferred policy acquisition costs	35,481	25,201
Reinsurance recoverable on unpaid losses and loss adjustment expenses	94,566	12,952
Reinsurance recoverable on paid losses and loss adjustment expenses	10,162	4,303
Ceded unearned premiums	35,031	26,105
Prepaid expenses and other assets	34,119	14,861
Property and equipment, net	739	845
Intangible assets	11,512	744
Total assets	$729,092	$395,462
Liabilities and stockholders' equity
Liabilities:
Accounts payable and other accrued liabilities	$20,730	$13,555
Reserve for losses and loss adjustment expenses	129,036	16,821
Unearned premiums	183,489	130,373
Ceded premium payable	22,233	11,383
Funds held under reinsurance treaty	4,515	1,658
Income and excise taxes payable	—	1,117
Deferred tax liabilities, net	5,376	1,999
Total liabilities	365,379	176,906
Stockholders' equity:
Preferred stock, $0.0001 par value, 5,000,000 shares authorized as of December 31, 2020 and December 31, 2019, 0 shares issued and outstanding as of December 31, 2020 and December 31, 2019	—	—
Common stock, $0.0001 par value, 500,000,000 shares authorized, 25,525,796 and 23,468,750 shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	3	2
Additional paid-in capital	310,507	180,012
Accumulated other comprehensive income	13,246	4,686
Retained earnings	39,957	33,856
Total stockholders' equity	363,713	218,556
Total liabilities and stockholders' equity	$729,092	$395,462

Condensed Consolidated Income Statement

Palomar Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Loss) and Comprehensive Income (Loss) (Unaudited)

(in thousands, except shares and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenues:
Gross written premiums	$96,092	$73,342	$354,360	$251,961
Ceded written premiums	(53,839)	(29,535)	(155,102)	(108,332)
Net written premiums	42,253	43,807	199,258	143,629
Change in unearned premiums	(3,331)	(12,819)	(44,190)	(43,422)
Net earned premiums	38,922	30,988	155,068	100,207
Net investment income	2,325	1,803	8,612	5,975
Net realized and unrealized gains on investments	245	1,178	1,488	4,443
Commission and other income	803	654	3,295	2,671
Total revenues	42,295	34,623	168,463	113,296
Expenses:
Losses and loss adjustment expenses	17,214	2,195	64,115	5,593
Acquisition expenses	18,131	11,070	64,041	37,259
Other underwriting expenses (includes stock-based compensation of $710 and $426 for the three months ended December 31, 2020 and 2019, respectively and $2,167 and $24,103 for the year ended December 31, 2020 and 2019, respectively)	9,356	6,943	34,084	51,299
Interest expense	—	—	—	1,068
Total expenses	44,701	20,208	162,240	95,219
Income (loss) before income taxes	(2,406)	14,415	6,223	18,077
Income tax expense (benefit)	(557)	3,535	(34)	7,456
Net income (loss)	(1,849)	10,880	6,257	10,621
Other comprehensive income, net:
Net unrealized (losses) gains on securities available for sale for the three months and years ended December 31, 2020 and 2019, respectively	2,808	(1,210)	8,560	5,249
Net comprehensive income	$959	$9,670	$14,817	$15,870
Per Share Data:
Basic earnings (loss) per share	$(0.07)	$0.46	$0.25	$0.49
Diluted earnings (loss) per share	$(0.07)	$0.45	$0.24	$0.49

Weighted-average common shares outstanding:
Basic	25,520,111	23,468,750	24,872,251	21,501,541
Diluted	25,520,111	24,092,325	25,598,647	21,834,934

Underwriting Segment Data

The Company has a single reportable segment and offers primarily earthquake, wind, and flood insurance products. Gross written premiums (GWP) by product and location are presented below:

	Three Months Ended December 31,				Year Ended December 31,
	2020		2019		2020		2019

	($ in thousands)				($ in thousands)
		% of		% of		% of		% of
	Amount	GWP	Amount	GWP	Amount	GWP	Amount	GWP
Product
Residential Earthquake	$37,432	39.0%	$35,468	48.4%	$140,934	39.8%	$130,473	51.8%
Commercial Earthquake	18,163	18.9%	15,721	21.4%	58,890	16.6%	38,741	15.4%
Commercial All Risk	14,185	14.8%	8,429	11.5%	53,933	15.2%	30,358	12.0%
Specialty Homeowners	11,388	11.9%	7,796	10.6%	49,849	14.1%	32,788	13.0%
Inland Marine	5,676	5.9%	1,177	1.6%	15,423	4.3%	2,465	1.0%
Hawaii Hurricane	3,528	3.7%	2,714	3.7%	13,824	3.9%	10,764	4.3%
Flood	2,448	2.5%	1,722	2.4%	8,176	2.3%	5,216	2.1%
Other	3,272	3.3%	315	0.4%	13,331	3.8%	1,156	0.4%
Total Gross Written Premiums	$96,092	100.0%	$73,342	100.0%	$354,360	100.0%	$251,961	100.0%

	Three Months Ended December 31,				Year Ended December 31,
	2020		2019		2020		2019

	($ in thousands)				($ in thousands)
		% of		% of		% of		% of
	Amount	GWP	Amount	GWP	Amount	GWP	Amount	GWP
State
California	$48,857	50.8%	$42,198	57.5%	$172,765	48.8%	$141,743	56.3%
Texas	12,927	13.5%	11,409	15.6%	67,974	19.2%	44,087	17.5%
Florida	5,110	5.3%	—	—%	5,795	1.6%	—	—%
Washington	4,326	4.5%	3,177	4.3%	14,328	4.0%	9,607	3.8%
Hawaii	4,285	4.5%	3,164	4.3%	16,398	4.6%	11,851	4.7%
North Carolina	4,011	4.2%	1,240	1.7%	11,143	3.1%	3,894	1.5%
Oregon	2,740	2.9%	2,117	2.9%	10,038	2.8%	7,396	2.9%
South Carolina	1,993	2.1%	1,547	2.1%	9,196	2.6%	6,185	2.5%
Other	11,843	12.2%	8,490	11.6%	46,723	13.3%	27,198	10.8%
Total Gross Written Premiums	$96,092	100.0%	$73,342	100.0%	$354,360	100.0%	$251,961	100.0%

Gross and net earned premiums

The table below shows the amount of premiums the Company earned on a gross and net basis and the Company’s net earned premiums as a percentage of gross earned premiums for each period presented:

	Three Months Ended				Year Ended
	December 31,				December 31,
	2020	2019	Change	% Change	2020	2019	Change	% Change

	($ in thousands)				($ in thousands)
Gross earned premiums	$86,191	$58,967	$27,224	46.2%	$301,457	$200,521	$100,936	50.3%
Ceded earned premiums	(47,269)	(27,979)	(19,290)	68.9%	(146,389)	(100,314)	(46,075)	45.9%
Net earned premiums	$38,922	$30,988	$7,934	25.6%	$155,068	$100,207	$54,861	54.7%

Net earned premium ratio	45.2%	52.6%			51.4%	50.0%

Loss detail

The following table represents a reconciliation of changes in the ending reserve balances for losses and loss adjustment expenses:

	Three Months Ended December 31,		Year ended December 31,
	2020	2019	2020	2019

	(in thousands)		(in thousands)
Reserve for losses and loss adjustment expenses net of reinsurance recoverables at beginning of period	$39,540	$2,914	$3,869	$4,165
Add: Incurred losses and loss adjustment expenses, net of reinsurance, related to:			—	—
Current year	17,312	2,114	64,179	5,774
Prior years	(98)	81	(64)	(181)
Total incurred	17,214	2,195	64,115	5,593
Deduct: Loss and loss adjustment expense payments, net of reinsurance, related to:
Current year	22,125	1,135	31,879	2,179
Prior years	159	105	1,635	3,710
Total payments	22,284	1,240	33,514	5,889
Reserve for losses and loss adjustment expense net of reinsurance recoverables at end of period	34,470	3,869	34,470	3,869
Add: Reinsurance recoverables on unpaid losses and loss adjustment expenses at end of period	94,566	12,952	94,566	12,952
Reserve for losses and loss adjustment expenses gross of reinsurance recoverables on unpaid losses and loss adjustment expenses at end of period	$129,036	$16,821	$129,036	$16,821

Reconciliation of Non-GAAP Financial Measures

For the three months and years ended December 31, 2020 and 2019, the Non-GAAP financial measures discussed above reconcile to their most comparable GAAP measures as follows:

Underwriting revenue

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019

	(in thousands)		(in thousands)
Total revenue	$42,295	$34,623	$168,463	$113,296
Net investment income	(2,325)	(1,803)	(8,612)	(5,975)
Net realized and unrealized gains on investments	(245)	(1,178)	(1,488)	(4,443)
Underwriting revenue	$39,725	$31,642	$158,363	$102,878

Underwriting income (loss)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019

	(in thousands)		(in thousands)
Income (loss) before income taxes	$(2,406)	$14,415	$6,223	$18,077
Net investment income	(2,325)	(1,803)	(8,612)	(5,975)
Net realized and unrealized gains on investments	(245)	(1,178)	(1,488)	(4,443)
Interest expense	—	—	—	1,068
Underwriting income (loss)	$(4,976)	$11,434	$(3,877)	$8,727

Adjusted net income (loss)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019

	(in thousands)		(in thousands)
Net income (loss)	$(1,849)	$10,880	$6,257	$10,621
Adjustments:
Expenses associated with IPO, tax restructuring, secondary offerings, and one-time incentive cash bonuses	—	307	708	3,007
Stock-based compensation expense	710	426	2,167	24,103
Expenses associated with retirement of debt	—	—	—	1,297
Expenses associated with catastrophe bond	—	—	399	—
Tax impact	(130)	(155)	(664)	(1,149)
Adjusted net income (loss)	$(1,269)	$11,458	$8,867	$37,879

Annualized adjusted return on equity

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019

	($ in thousands)		($ in thousands)

Annualized adjusted net income (loss)	$(5,076)	$45,832	$8,867	$37,879
Average stockholders' equity	$362,804	$213,509	$291,135	$157,424
Annualized adjusted return on equity	(1.4)%	21.5%	3.0%	24.1%

Adjusted combined ratio

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019

	($ in thousands)		($ in thousands)
Numerator: Sum of losses, loss adjustment expenses, underwriting, acquisition and other underwriting expenses, net of commission and other income	$43,898	$19,554	$158,945	$91,480
Denominator: Net earned premiums	$38,922	$30,988	$155,068	$100,207
Combined ratio	112.8%	63.1%	102.5%	91.3%
Adjustments to numerator:
Expenses associated with IPO, tax restructuring, secondary offerings, and one-time incentive cash bonuses	$—	$(307)	$(708)	$(3,007)
Stock-based compensation expense	(710)	(426)	(2,167)	(24,103)
Portion of expenses associated with retirement of debt classified as other underwriting expenses	—	—	—	(897)
Expenses associated with catastrophe bond	—	—	(399)	—
Adjusted combined ratio	111.0%	60.7%	100.4%	63.3%

Diluted adjusted earnings per share

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019

	( in thousands, except shares and per share data)		( in thousands, except shares and per share data)

Adjusted net income (loss)	$(1,269)	$11,458	$8,867	$37,879
Weighted-average common shares outstanding, diluted	25,520,111	24,092,325	25,598,647	21,834,934
Diluted adjusted earnings per share	$(0.05)	$0.48	$0.35	$1.73

Catastrophe loss ratio

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019

	($ in thousands)		($ in thousands)
Numerator: Losses and loss adjustment expenses	$17,214	$2,195	$64,115	$5,593
Denominator: Net earned premiums	$38,922	$30,988	$155,068	$100,207
Loss ratio	44.2%	7.1%	41.3%	5.6%

Numerator: Catastrophe losses	$14,474	$—	$50,986	$—
Denominator: Net earned premiums	$38,922	$30,988	$155,068	$100,207
Catastrophe loss ratio	37.2%	0.0%	32.9%	0.0%

Adjusted combined ratio excluding catastrophe losses

	Three Months Ended		Year ended
	December 31,		December 31,
	2020	2019	2020	2019

	($ in thousands)		($ in thousands)
Numerator: Sum of losses and loss adjustment expenses, acquisition expenses, and other underwriting expenses, net of commission and other income	$43,898	$19,554	$158,945	$91,480
Denominator: Net earned premiums	$38,922	$30,988	$155,068	$100,207
Combined ratio	112.8%	63.1%	102.5%	91.3%
Adjustments to numerator:
Expenses associated with IPO, tax restructuring, secondary offerings, and one-time incentive cash bonuses	$—	$(307)	$(708)	$(3,007)
Stock-based compensation expense	(710)	(426)	(2,167)	(24,103)
Portion of expenses associated with retirement of debt classified as other underwriting expenses	—	—	—	(897)
Expenses associated with catastrophe bond	—	—	(399)	—
Catastrophe losses	(14,474)	—	(50,986)	—
Adjusted combined ratio excluding catastrophe losses	73.8%	60.7%	67.5%	63.3%

Tangible Stockholders’ equity

	December 31,
	2020	2019

	(in thousands)
Stockholders’ equity	$363,713	$218,556
Intangible assets	(11,512)	(744)
Tangible stockholders’ equity	$352,201	$217,812